UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 3, 2007

Metalico, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32453	52-2169780
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

186 North Ave. East, Cranford, New Jersey		07016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(908) 497-9610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 3, 2007, Metalico, Inc. (the "Company") entered into a Financing Agreement (the "Financing Agreement") with Ableco Finance, LLC. The material terms of the Financing Agreement are set forth in Item 2.03 below, which is incorporated herein by reference.

On July 3, 2007, the Company, together with certain of its direct and indirect subsidiaries, entered into an Amended and Restated Loan and Security Agreement (the "Loan Agreement") with Wells Fargo Foothill, Inc. The material terms of the Loan Agreement are set forth in Item 2.03 below, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Ableco Financing Agreement

On July 3, 2007, Metalico, Inc. (the "Company") entered into a Financing Agreement (the "Financing Agreement") with Ableco Finance, LLC ("Ableco"). The Financing Agreement provides for two term loans in the respective amounts of up to $32 million and $18 million, both maturing in six years, and is guaranteed by certain of the Company's subsidiaries. Each loan bears interest at (a) (i) the greater of 7.5% per annum and the "Reference Rate" (a rate determined by reference to the prime rate) plus (ii) 3.5% or (b) at the Company’s election, the current LIBOR rate plus 6.5%. Pursuant to the Financing Agreement, the Company will be subject to certain operating covenants and will be restricted from, among other things, paying cash dividends, repurchasing its common stock, and entering into certain transactions without the prior consent of Ableco and other lenders at such time as they may become party to the Financing Agreement. In addition, the Financing Agreement contains certain financial covenants, including leverage ratio, debt-to-EBITDA ratio, fixed charge coverage ratio, and capital expenditure covenants. Obligations under the Financing Agreement are secured by substantially all of the Company’s assets. Liens in favor of Ableco are subordinated to liens in favor of Foothill provided under the Loan Agreement described below.

Foothill Loan Agreement

On July 3, 2007, the Company, together with certain of its direct and indirect subsidiaries, entered into an Amended and Restated Loan and Security Agreement (the "Loan Agreement") with Wells Fargo Foothill, Inc. ("Foothill"). The new six-year facility consists of senior secured credit facilities in the aggregate amount of $85 million, including a $63 million revolving line of credit (the "Revolver"), an $8 million machinery and equipment term loan facility, a $2 million capital expenditure term loan facility, and a $12 million equipment finance term line. The Revolver provides for revolving loans which, in the aggregate, are not to exceed the lesser of $63 million or a "Borrowing Base" amount based on specified percentages of eligible accounts receivable and inventory and bears interest at the "Base Rate" (a rate determined by reference to the prime rate) plus .25% or, at the Company’s election, the current LIBOR rate plus 2%. Each of the term loans bears interest at the Base Rate plus .25% or, at the Company’s election, the current LIBOR rate plus 2.25%. The Company also has the right to request in increase in the aggregate principal amount of the Foothill facilities of an additional $15 million, subject to increased commitments from the lenders party to the Loan Agreement. Pursuant to the Loan Agreement, the Company will be subject to certain operating covenants and will be restricted from, among other things, paying cash dividends, repurchasing its common stock over certain stated thresholds, and entering into certain transactions without the prior consent of Foothill and other lenders at such time as they may become party to the Loan Agreement. In addition, the Loan Agreement contains certain financial covenants, including minimum EBITDA, fixed charge coverage ratio, and capital expenditure covenants. Obligations under the Loan Agreement are secured by substantially all of the Company’s assets.

The proceeds of the Financing Agreement and the Loan Agreement are to be used for present and future acquisitions, working capital, and general corporate purposes.

The above descriptions of the terms of the Financing Agreement and the Loan Agreement are qualified in their entirety by the Financing Agreement and the Loan Agreement, which are being filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

On July 5, 2007, the Company issued the press release attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Ex. 10.1 Financing Agreement dated July 3, 2007 by and among Metalico, Inc., each of its subsidiaries signatory thereto, Ableco Finance LLC as collateral and administrative agent, the lenders party thereto

Ex. 10.2 Amended and Restated Loan and Security Agreement dated July 3, 2007 by and among Metalico, Inc., each of its subsidiaries signatory thereto, the lenders signatory thereto and Wells Fargo Foothill, Inc. as Arranger and Administrative Agent

Ex. 99.1 Press Release issued July 5, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalico, Inc.

July 5, 2007	By:	Carlos E. Aguero

Name: Carlos E. Aguero
Title: Chairman, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Financing Agreement dated July 3, 2007 by and among Metalico, Inc., each of its subsidiaries signatory thereto, Ableco Finance LLC as collateral and administrative agent, the lenders party thereto
10.2	Amended and Restated Loan and Security Agreement dated July 3, 2007 by and among Metalico, Inc., each of its subsidiaries signatory thereto, the lenders signatory thereto and Wells Fargo Foothill, Inc. as Arranger and Administrative Agent
99.1	Press Release issued July 5, 2007